Exhibit 99.1

Span-America Reports Results for First Quarter of Fiscal 2008

GREENVILLE, S.C.--(BUSINESS WIRE)--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported a 2% increase in net sales to $13.7 million and a 2% increase in net income to $1.04 million, or $0.36 per diluted share, for the first quarter ended December 29, 2007, compared with the first quarter of last fiscal year. Income from continuing operations declined 13% to $1.1 million, or $0.37 per diluted share, compared with $1.2 million, or $0.44 per diluted share, in the first quarter last year.

“Our first quarter performance benefited from higher sales in the custom products segment compared with last year,” stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. “Sales in our medical segment were even with last year. Our medical order volume was strong in the first quarter and came from a broad base of customers, but we did not have the large orders from long-term care customers to layer on top of our base business that we have seen during the last several quarters.

“Span-America’s income from continuing operations was down compared with the first quarter of last year due to the addition of interest expense, an increase in R&D costs to fund new medical products and a less profitable sales mix that included a lower percentage of medical products. The added interest expense this year comes from the remaining balance of the debt that we incurred in June 2007 to pay the special cash dividend of $13.9 million, or $5.00 per share. We originally borrowed $5.7 million. Since that time, we have used our strong cash flow from operations to pay down a total of $3.0 million of the debt, including $1.0 million in the first quarter of fiscal 2008.”

First Quarter Results

Sales in the first quarter of fiscal 2008 rose 2% to $13.7 million compared with $13.4 million in the first quarter of last year. The major contributor to sales growth was the custom products segment, up 7% to $4.1 million compared with $3.8 million in last year’s first quarter. Medical segment sales were flat compared with last year at $9.6 million and accounted for 70% of total sales, down from 72% in the first quarter of last year.

The majority of sales growth in the custom products segment was due to higher sales of our fusion mattress pad sold to Wal-Mart and other retailers through our marketing partner, Louisville Bedding Company. Consumer sales, the largest part of the custom products segment, were up 9% to $3.2 million compared with $3.0 million in the year-ago quarter. Consumer sales benefited from the addition of our fusion product line to more Wal-Mart stores during the quarter, partially offset by slower sales to Wal-Mart in the month of December as they reduced their on-hand inventory of our products.

Sales of industrial products, also included in the custom products segment, increased 1% to $849,000 in the first quarter of fiscal 2008. Industrial sales growth was generated from new business and existing customers.

Medical segment sales were flat at $9.6 million compared with the first quarter of fiscal 2007. “We made progress in growing sales of our proprietary therapeutic support surfaces, our largest product group,” continued Mr. Ferguson. “Therapeutic support surfaces were up 3% and accounted for 75% of medical sales in the first quarter of 2008. Sales to Hill-Rom, our largest medical segment customer, were up about 5% to $2.4 million compared with last year.”

Sales growth leaders within the therapeutic support surface product line included Span-America’s PressureGuard® Easy Air® low-air-loss support surfaces and the Geo-Mattress® line of non-powered therapeutic support surfaces. Sales of seating products were up 5% on the continued success of our new Short Wave™ seat and back cushion. Sales of Selan® skin care products increased 6% during the quarter. Offsetting the sales growth in the medical segment were sales declines in mattress overlays, which were down 3%, and patient positioners, which were down 12%.

First quarter gross profit was $4.6 million compared with $4.8 million in the first quarter last year. Gross margin was 34.0% of net sales in the first quarter of fiscal 2008 compared to 35.6% of net sales in the first quarter last year. The reductions in gross profit and gross margin from last year were primarily related to a higher percentage of lower margin consumer product sales compared with the first quarter of fiscal 2007 and a less profitable mix of sales within the medical segment.

Selling and marketing expenses were down 5% during the quarter primarily due to lower shipping costs. R&D expenses increased by 35% due to new product development efforts in the medical segment. Administrative expenses rose by 9% due to higher insurance expense and lower income on cash value of corporate-owned life insurance.

Operating income declined 8% to $1.6 million compared with $1.8 million last year due primarily to the less profitable product mix and the increases in R&D and administrative expenses.

Net non-operating expense was $30,000 in the first quarter of fiscal 2008 compared with net non-operating income of $89,000 in the first quarter last year. The $119,000 swing to a net non-operating expense was due to lower investment income and the addition of interest expense, both of which resulted from the payment in June 2007 of a $13.9 million special dividend. To fund the special dividend, the Company liquidated its short-term investments and borrowed $5.7 million in long-term debt.

Net income for the first quarter was up 2% to $1.04 million, or $0.36 per diluted share, compared with $1.02 million, or $0.36 per diluted share in the same quarter last year and benefited from the exit of the safety catheter segment that is now treated as a discontinued operation. The loss from the discontinued operation was $17,000, or $0.01 per share, in the first quarter of fiscal 2008 compared with a loss of $199,000, or $0.07 per share, in the same quarter last year.

In November 2007, we announced a program to repurchase up to 5% (139,000 shares) of our outstanding common stock. From the announcement date of November 28th through the end of the first quarter, we repurchased 11,193 shares at a total cost of $129,000. We intend to continue to repurchase Company stock from time to time in the open market or in private transactions, depending on market and Company conditions. The stock repurchase program may be suspended or discontinued at any time.

Outlook for Fiscal 2008

“Our outlook for the remainder of fiscal 2008 is positive,” commented Mr. Ferguson. “In the medical business, we expect sales of our branded products to grow modestly during the remainder of the fiscal year. We plan to continue to focus on gaining new customers and developing new, innovative medical products. As we have previously announced, our exclusive agreement to supply private label products to Hill-Rom is set to expire in May 2008. At this time, we cannot predict how the expiring contract will affect total medical sales for the remainder of fiscal 2008. However, we value our relationship with Hill-Rom and expect to continue to supply products to them up to and after the agreement expiration date. After the agreement expires, we expect to continue to supply Hill-Rom on an order-by-order basis.

“We expect continued sales growth in the custom products segment primarily from the fusion mattress pad and Wal-Mart’s expansion of the number of stores carrying the product.

“We are satisfied with many aspects of our first quarter performance and feel good about the outlook for our business for the remainder of the year. Overall, we believe we are in a good position to have a solid year of sales and earnings results in fiscal 2008,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing our Company, including: (a) changes in our existing manufacturing agreement with Hill-Rom, which is our largest customer in the medical segment, (b) the loss of a key customer or distributor for our products, (c) the inability to achieve anticipated sales volumes of medical or custom products, (d) the potential for volatile pricing conditions in the market for polyurethane foam, (e) raw material cost increases, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing, and (k) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended
	Dec. 29,	Dec. 30,
	2007	2006
		(Note)	% Chg

Net sales	$13,664,207	$13,432,477	2%
Cost of goods sold	9,017,252	8,654,131	4%
Gross profit	4,646,955	4,778,346	-3%
	34.0%	35.6%

Selling and marketing expenses	1,994,113	2,094,224	-5%
Research and development expenses	192,821	143,010	35%
General and administrative expenses	822,257	753,936	9%
	3,009,191	2,991,170	1%

Operating income	1,637,764	1,787,176	-8%
	12.0%	13.3%

Non-operating income (expense):
Investment income and other	19,441	89,143	-78%
Interest expense	(49,436)	-	n/a
Net non-operating income (expense)	(29,995)	89,143	-134%

Income from continuing operations before income taxes	1,607,769	1,876,319	-14%
Income taxes on continuing operations	546,000	657,000	-17%
Income from continuing operations	1,061,769	1,219,319	-13%
	7.8%	9.1%

(Loss) from discontinued operations, net of income taxes	(16,878)	(198,818)	92%

Net income	$1,044,891	$1,020,501	2%

Income from continuing operations per common share:
Basic	$0.38	$0.46	-16%
Diluted	0.37	0.44	-16%

(Loss) from discontinued operations per common share:
Basic	$(0.01)	$(0.07)	92%
Diluted	(0.01)	(0.07)	92%

Net income per common share:
Basic	$0.38	$0.38	-2%
Diluted	0.36	0.36	-1%

Dividends per common share	$0.08	$0.06	33%

Weighted average shares outstanding:
Basic	2,774,103	2,667,228	4%
Diluted	2,896,717	2,802,381	3%

Supplemental Data
Depreciation expense included in continuing operations	$149,853	$144,590	4%
Amortization expense included in continuing operations	16,995	17,662	-4%

Note: Amounts for the three months ended December 30, 2006 have been reclassified to show the safety catheter segment as a discontinued operation.
SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	Dec. 29,	Sept. 29,
	2007	2007
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$559,823	$808,864
Accounts receivable, net of allowances	6,959,835	7,195,288
Inventories	4,269,506	3,997,585
Deferred income taxes	997,000	997,000
Prepaid expenses	202,798	97,395
Total current assets	12,988,962	13,096,132

Property and equipment, net	6,518,673	6,536,842
Goodwill	1,924,131	1,924,131
Other assets	2,458,019	2,411,803
	$23,889,785	$23,968,908

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,165,792	$2,146,138
Accrued and sundry liabilities	3,709,241	3,503,436
Total current liabilities	5,875,033	5,649,574

Long-term debt	2,700,000	3,700,000
Deferred income taxes	38,000	38,000
Deferred compensation	784,001	793,667
Total liabilities	9,397,034	10,181,241

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,764,251 (Dec. 29, 2007) and 2,775,444 (Sept. 29, 2007)	1,595,626	1,724,225
Additional paid-in capital	539,773	528,945
Retained earnings	12,357,352	11,534,497
Total shareholders' equity	14,492,751	13,787,667

	$23,889,785	$23,968,908

Note: The Balance Sheet at September 29, 2007 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer